Exhibit 10.214

FOURTH AMENDMENT TO

PURCHASE AND SALE AGREEMENT

This FOURTH AMENDMENT TO PURCHASE AND SALE AGREEMENT (this "Amendment") is entered into as of March 4, 2015, by and between AH DURHAM APARTMENTS, LLC, a Virginia limited liability company ("Seller"), and TRIBRIDGE RESIDENTIAL, LLC, a Georgia limited liability company ("Purchaser").

WITNESSETH:

WHEREAS, Seller and Purchaser entered into that certain Purchase and Sale Agreement dated as of December 1, 2014, as modified by the Agreement Establishing Inspection Period and Inspection Date between Seller and Purchaser dated as of January 7, 2015, as further modified by the First Amendment to Purchase and Sale Agreement between Seller and Purchaser dated as of February 20, 2015, as further modified by the Second Amendment to Purchase and Sale Agreement between Seller and Purchaser dated as of February 24, 2015, and as further modified by the Third Amendment to Purchase and Sale Agreement between Seller and Purchaser dated as of February 26, 2015 (collectively, "Purchase Agreement") regarding certain property located at 501 Willard Street, Durham, North Carolina 27701 and commonly known as Whetstone Apartments, as more particularly described in the Purchase Agreement; and

WHEREAS, Seller and Purchaser wish to modify the Purchase Agreement as set forth below.

NOW THEREFORE, for Ten Dollars ($10.00) in hand paid and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Purchaser hereby agree as follows:

1.          Defined Terms. Capitalized terms contained but not defined in this Amendment shall have the meaning ascribed to such terms in the Purchase Agreement.

2.          Extension of Parking Deck Feasibility Period. The date and time of the expiration of the Parking Deck Feasibility Period is extended until 5:00 p.m., Eastern Time, on March 6, 2015.

3.          Extension of Seller's Response Period. The expiration of Seller's Response Period regarding Purchaser's Title Objections pursuant to Section 2 .3 of the Purchase Agreement is extended until March 11, 2015.

4.          No Further Modification. In the event of any inconsistency between the Purchase Agreement and this Amendment, the terms of this Amendment shall control. Except as otherwise modified herein, all terms and conditions in the Purchase Agreement shall remain in full force and effect.

5.          Miscellaneous. This Amendment may be executed by the parties hereto individually or in combination, in one or more counterparts, each of which shall be an original and all of which will constitute one and the same Amendment and may be delivered by facsimile or PDF via electronic mail in a legally binding manner. This Amendment shall be governed and construed in accordance with the laws of the State of North Carolina and shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, executors, administrators, personal representatives, successors and permitted assigns. Time is of the essence with respect to the obligations of the parties set forth in this Amendment.

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IN WITNESS WHEREOF, this Amendment has been executed by the parties as of the date set forth in the preamble.

SELLER:

AH DURHAM APARTMENTS, LLC

By:	ARMADA HOFFLER MANAGER, LLC,
Its Manager

	By:	/s/ Eric L. Smith
Eric L. Smith, Manager

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PURCHASER:

TRIBRIDGE RESIDENTIAL, LLC,
a Georgia limited liability company

By:	/s/ Jim Schrader
Name:	Jim Schrader
Title:	VP

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